CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO: Kraft RT

As independent registered certified public accountants, we hereby consent to the inclusion in this Registration Statement on Form SB-2, of our report which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 5, 2006 relating to the financial statements of Kraft RT and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.

Russell Bedford Stefanou Mirchandani LLP

New York, New York
July 26 , 2006